EXHIBIT 5.1

October 17, 2006

Patron Systems, Inc.
5775 Flatiron Parkway, Suite 230
Boulder, Colorado 80301


        Re:       Patron Systems, Inc.
                  Registration Statement on Form SB-2

Ladies and Gentlemen:


         At your request, we have examined the Registration Statement on Form SB-2 (the "REGISTRATION STATEMENT") to which this letter is attached as Exhibit
5.1 filed by Patron Systems, Inc., a Delaware corporation (the "COMPANY"), in order to register under the Securities Act of 1933, as amended (the "ACT"), 15,190,860 shares of Common Stock of the Company and any additional shares of Common Stock of the Company which may be registered pursuant to Rule 462(b) under the Act (the "Shares"). The shares consist of: (i) 823,909 shares of issued and outstanding Common Stock; (ii) 1,287,168 shares of Common Stock issuable upon conversion of issued and outstanding shares of Series A Convertible Preferred Stock of the Company ("Series A Preferred Stock"); (iii) 11,537,603 shares of Common Stock issued upon conversion of issued and outstanding shares of Series A-1 Convertible Preferred Stock of the Company ("Series A-1 Preferred Stock"); (iv) 1,097,378 shares of Common Stock issuable upon exercise of certain common stock purchase warrants ("Warrants"); and (v) 444,802 shares of Common Stock issuable upon exercise of options to purchase Common Stock ("Options").

         We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

         Based on the foregoing, we are of the opinion that (i) the 823,909 shares of issued and outstanding Common Stock have been duly authorized, and are validly issued, fully paid and non-assessable; (ii) the 1,287,168 shares of Common Stock issuable upon conversion of the issued and outstanding Series A Preferred Stock have been duly authorized and upon issuance in conformity with and pursuant to the Company's certificate of incorporation, such Shares will be validly issued, fully paid and non-assessable; (iii) the 11,537,603 shares of Common Stock issued upon conversion of the issued and outstanding Series A-1 Preferred Stock have been duly authorized and upon issuance in conformity with


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Patron Systems, Inc.
October 17, 2006
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and pursuant to the Company's certificate of incorporation,  such Shares will be validly issued, fully paid and non-assessable; (iv) the 1,097,378 shares of Common Stock issuable upon exercise of the Warrants have been duly authorized and upon issuance in conformity with and pursuant to the terms and conditions of the Warrants, and receipt by the Company of the purchase price therefor as specified in the Warrants, such Shares will be validly issued, fully paid and non-assessable; and (v) the 444,802 shares of Common Stock issuable upon exercise of the Options have been duly authorized and upon issuance in conformity with and pursuant to the terms and conditions of the Options, and receipt by the Company of the purchase price therefor as specified in the Options, such Shares will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

                                      Very truly yours,

                                      /s/ Stubbs Alderton & Markiles, LLP
                                      ---------------------------------------
                                      STUBBS ALDERTON & MARKILES, LLP